EXHIBIT 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER RESULTS

Consolidated Revenue increased 40% driven by the etailz segment

Albany, NY, November 21, 2017 – Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its third quarter ended October 28, 2017.

“Driven by etailz, total consolidated revenue for the quarter increased 40%. etailz revenue, which contributed 44.0% of total consolidated revenue, increased 48% from the comparative period in fiscal 2016. In the fye segment, efforts to change our merchandise point of view based on unique, relevant, collaborative and exclusive merchandise have shown promise. However, fye revenue continues to be impacted by declining mall traffic, the general accelerated decline in the physical media business and the specific lack of strong franchises resulting from the lowest summer box office in 25 years. This negatively impacted our lifestyle categories as well. We are focused on the growth potential of etailz, the reinvention and stabilization of the fye brand, and the synergies afforded by the combination of the two,” commented Mike Feurer, Chief Executive Officer.

On October 17, 2016, the Company acquired etailz, Inc., a leading digital marketplace retailer. Results for etailz are included in the consolidated results for the all periods presented for fiscal 2017. For periods presented for fiscal 2016, results for etailz are included in consolidated results from October 17, 2016 through October 29, 2016. Quarterly and year to date comparisons to the prior year for the etailz segment represent the unconsolidated performance of etailz for the period from August 1, 2016 through October 16, 2016, and, from February 1, 2016 through October 16, 2016, respectively, and, consolidated performance of etailz from October 17, 2016 through October 29, 2016.

Third Quarter Overview - Consolidated

•	Total revenue increased 40.3% to $93.0 million compared to $66.3 million in the third quarter of fiscal 2016, as $40.9 million in revenue from etailz more than offset a $10.4 million decline in fye revenue.

•	Operating loss was $8.1 million compared to an operating loss of $7.8 million for the third quarter of fiscal 2016.

•	Net loss was $8.1 million, or $0.22 per diluted share, for the 13 weeks ended October 28, 2017, compared to a net loss of $0.5 million, or $0.02 per diluted share, for the same period last year, which included a tax benefit of $7.5 million.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $3.6 million compared to a loss of $3.1 million for the third quarter of fiscal 2016 (see note 1).

•	The Company had $5.0 million outstanding under its credit facility at the end of the third quarter and cash on hand of $3.9 million as compared to borrowings of $5.9 million and cash on hand of $4.7 million at the end of the comparable quarter last year. Inventory, including $31.5 million from etailz, was $144.8 million as of October 28, 2017, versus $157.8 million, as of October 29, 2016. Excluding the impact of etailz, inventory per square foot was $76 as of October 28, 2017 as compared to $86 as of October 29, 2016.

Thirty-nine weeks ended October 28, 2017 Overview – Consolidated

•	Total revenue for the thirty-nine weeks ended October 28, 2017 increased 44.1% to $297.4 million, compared to $206.4 million for the same period last year, as $121.4 million in revenue from etailz more than offset a $26.5 million decline in fye revenue.

Operating loss was $18.7 million compared to an operating loss of $13.0 million for the thirty-nine weeks ended October 29, 2016.

•	Net loss was $10.1 million, or $0.28 per diluted share, for the thirty-nine weeks ended October 28, 2017, compared to a net loss of $5.1 million, or $0.17 per diluted share, for the same period last year.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $7.0 million compared to a loss of $5.2 million for the thirty-nine weeks ended October 29, 2016. (see note 1).

Segment Highlights

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Total Revenue
fye	$52,105	$62,457	$176,006	$202,535
etailz	40,896	3,824	121,440	3,824
Total Company	$93,001	$66,281	$297,446	$206,359

Gross Profit
fye	$21,347	$25,932	$73,342	$83,459
etailz	10,234	940	29,714	940
Total Company	$31,581	$26,872	$103,056	$84,399

Loss From Operations
fye	$(7,858)	$(5,083)	$(17,703)	$(10,291)
etailz	(253)	(2,725)	(966)	(2,725)
Total Company	$(8,111)	$(7,808)	$(18,669)	$(13,016)

Reconciliation of etailz Loss From Operations to etailz Adjusted Income From Operations (2)
etailz Loss From Operations	$(253)	$(2,725)	$(966)	$(2,725)
Acquisition related amortization and compensation expense	2,087	2,531	4,613	2,531
etailz Adjusted Income (Loss) From Operations	$1,834	$(194)	$3,647	$(194)
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Third Quarter Overview - fye

•	Total revenue declined 16.6% for the fye segment. Comparable store sales declined 11% compared to the same quarter last year.

•	Gross profit for the third quarter was $21.3 million, or 41.0% of revenue, compared to $25.9 million, or 41.5% of revenue, for the same period last year. Gross profit as a percentage of revenue declined as higher merchandise margins were offset by lost leverage on distribution and freight costs.

•	Selling, general and administrative (“SG&A”) expenses decreased $2.2 million, or 7.5%, for the third quarter to $26.8 million, or 51.4% of fye revenue, compared to $29.0 million, or 46.4% of fye revenue, for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comp sales decline and expenses to support the upgrading of the Company’s digital foundation, including the re-platforming of fye.com.

•	The fye segment recorded an operating loss of $7.9 million for the quarter ended October 28, 2017, compared to an operating loss of $5.1 million for same period last year.

Mr. Feurer added, “At the end of the quarter, we began to see the power of our entertainment merchandising strategy with strong sales in exclusive and licensed product. During the quarter, we took aggressive actions to clear slow moving merchandise from our stores and adjusted purchases to align our inventory levels with current business trends and future assortment strategy.”

Third Quarter Overview - etailz

•	Revenue for the third quarter was $40.9 million, a 48% increase as compared to the third quarter of 2016. etailz revenue contributed 44.0% of total consolidated revenue during the quarter.

•	Gross profit for the third quarter was $10.2 million, or 25.0% of revenue.

•	SG&A expenses for the third quarter were $9.5 million, or 23.2% of revenue, which includes $0.9 million in income from a collaborative arrangement.

•	etailz loss from operations was $253 thousand for the third quarter.

•	etailz adjusted income from operations (a non-GAAP measure) was $1.8 million for the third quarter.

Mr. Feurer further added, “We have successfully implemented initiatives to improve operating results for the etailz segment. Our initiatives helped drive a $1.1 million increase in etailz adjusted income from operations from the second quarter of fiscal 2017.”

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Thirty-nine weeks ended October 28, 2017 Overview – fye

•	For the thirty-nine weeks ended October 28, 2017, total revenue decreased 13.1% to $176 million, compared to $202.5 million for the same period last year.

•	Gross profit for the thirty-nine weeks ended October 28, 2017 was $73.3 million, or 41.7% of revenue, compared to $83.5 million, or 41.2% of revenue, for the same period last year. The increase in gross margin as a percentage of revenue was due to better costing and price management.

•	For the thirty-nine weeks ended October 28, 2017, SG&A expenses decreased $4.5 million, or 5.1% to $84.1 million compared to $88.6 million in the comparable period last year. As a percentage of revenue, SG&A expenses were 47.8% versus 43.8% for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comp sales decline and expenses to support the upgrading of the Company’s digital foundation, including the re-platforming of fye.com.

•	The fye segment recorded an operating loss of $17.7 million for the thirty-nine weeks ended October 28, 2017, compared to an operating loss of $10.3 million for same period last year.

Thirty-nine weeks ended October 28, 2017 Overview – etailz

•	Revenue for the thirty-nine weeks ended October 28, 2017 was $121.4 million, a 45.1% increase as compared to the same period in fiscal 2016. etailz revenue contributed 40.8% of total consolidated revenue during the thirty-nine weeks ended October 28, 2017.

•	Gross profit for the thirty-nine weeks ended October 28, 2017 was $29.7 million, or 24.5% of revenue.

•	SG&A expenses for the thirty-nine weeks ended October 28, 2017 were $27.6 million, or 22.8% of revenue which includes $1.0 million in income from a collaborative arrangement.

•	Loss from operations was $966 thousand.

•	etailz adjusted income from operations (a non-GAAP measure) was $3.6 million for the thirty-nine weeks ended October 28, 2017.

Trans World will host a teleconference call Tuesday, November 21, 2017, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	October 28,	% to	October 29,	% to	October 28,	% to	October 29,	% to
	2017	Revenue	2016	Revenue	2017	Revenue	2016	Revenue

Net sales	$91,817		$65,039		$293,482		$203,127
Other revenue	1,184		1,242		3,964		3,232
Total revenue	$93,001		$66,281		$297,446		$206,359

Cost of sales	61,420	66.0%	39,409	59.5%	194,390	65.4%	121,960	59.1%
Gross profit	31,581	34.0%	26,872	40.5%	103,056	34.6%	84,399	40.9%

Selling, general and administrative expenses	36,267	39.0%	32,458	49.0%	111,736	37.6%	92,106	44.6%

Depreciation and amortization	3,425	3.6%	2,222	3.4%	9,989	3.4%	5,309	2.6%
Loss from operations	(8,111)	-8.6%	(7,808)	-11.8%	(18,669)	-6.3%	(13,016)	-6.3%

Interest expense	83	0.1%	179	0.3%	200	0.1%	523	0.3%
Other income	(59)	-0.1%	(51)	-0.1%	(8,824)	-3.0%	(1,068)	-0.5%

Loss before income taxes	(8,135)	-8.7%	(7,936)	-12.0%	(10,045)	-3.4%	(12,471)	-6.0%
Income tax expense (benefit)	(64)	-0.1%	(7,452)	-11.2%	40	0.0%	(7,358)	-3.6%

Net loss	$(8,071)	-8.7%	$(484)	-0.7%	$(10,085)	-3.4%	$(5,113)	-2.5%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.22)		$(0.02)		$(0.28)		$(0.17)

Weighted average number of common shares outstanding - basic and diluted	36,190		31,434		36,181		30,854

SELECTED BALANCE SHEET CAPTIONS:					October 28,		October 29,
(in thousands, except store data)					2017		2016

Cash and cash equivalents					$3,924		$4,708
Merchandise inventory					144,754		157,827
Fixed assets (net)					43,472		41,902
Accounts payable					45,378		61,956
Borrowings under line of credit					5,000		5,936

Stores in operation, end of period					268		294

Notes:

1.	Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense (benefit); (ii) other income, including gain on sale of investments and gain from insurance proceeds; (iii) interest expense; (iv) depreciation and amortization; (v) acquisition related transaction expenses; and (v) acquisition related compensation expenses including retention bonuses, restricted stock, and a contingency adjustment. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net loss to adjusted EBITDA appears below.

(in thousands)
	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016

Net income (loss)	$(8,071)	$(484)	$(10,085)	$(5,113)
Income tax expense (benefit)	(64)	(7,452)	40	(7,358)
Other income	(59)	(51)	(8,824)	(1,068)
Interest expense	83	179	200	523
Operating loss	(8,111)	(7,808)	(18,669)	(13,016)
Depreciation and amortization	3,425	2,222	9,989	5,309
Acquisition related transaction expenses	—	2,228	—	2,228
Acquisition related compensation expenses	1,118	303	1,708	303
Adjusted EBITDA	$(3,568)	$(3,055)	$(6,972)	$(5,176)
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We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

2.	The Company believes that etailz adjusted income from operations, per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

Trans World Entertainment is a unique omni-channel retailer coupling a long history of specialty retail experience with digital marketplace expertise.  For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name fye (for your entertainment) and on the web at www.fye.com and www.thirdspin.com. The Company also operates etailz, Inc., a leading digital marketplace retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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